SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 1, 2003

Approved Financial Corp.

Exact name of registrant as specified in its charter

Virginia	000-23775	52-0792752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1716 Corporate Landing Parkway Virginia Beach, Virginia	23454
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code (757) 430-1400

Not Applicable

(Former name or former address, if changed since last report.)

Item 5.	Other Events and Required FD Disclosure

Approved Financial Corp. (the “Company”), a Virginia corporation and thrift holding company, and Approved Federal Savings Bank, A Federal Savings Bank (the “Bank”), a federally chartered savings bank and wholly owned subsidiary of the Company, have entered into an Agreement and Plan of Merger dated September 30, 2003 (the “Merger Agreement”) by and among the Company, the Bank, Approved Acquisition Corp. (“AAC”) and Michigan Fidelity Acceptance Corp., d/b/a Franklin Financial Group (“FFG”), a Michigan corporation. Pursuant to the Merger Agreement, a newly formed subsidiary of AAC will be merged into the Company and, as a result, the Company will become a wholly owned subsidiary of AAC. As a result of the merger, Company shareholders as of the effective time of the merger will receive for each share of Company common stock the book value of such share in cash, as adjusted pursuant to the Merger Agreement. Upon consummation of the merger, the Company will no longer file public reports with the Securities and Exchange Commission or have its common stock listed or quoted on any securities exchange or quotation system. Stockholders of the Company have dissenters rights under Virginia law. Immediately prior to the merger, some assets of the Company and the Bank will be sold to and some liabilities assumed by FFG in exchange for cash based on book value as adjusted. The merger will be subject to a number of closing conditions including the approval of more than two-thirds of the shareholders of the Company and the receipt of regulatory approval.

Certain stockholders of the Company, who own in the aggregate approximately 59.7% of the outstanding shares of common stock of the Company, have agreed to enter into voting agreements with AAC, pursuant to which they will vote in favor of approval of the Merger Agreement all of their shares of Company common stock which they are entitled to vote.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Exhibit 2.1 to this report and is incorporated herein by reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

2.1	Agreement and Plan of Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

APPROVED FINANCIAL CORP.

September 30, 2003	By:	/s/ ALLEN D. WYKLE

Allen D. Wykle, President and CEO